SPERO THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

(Last amended December 14, 2021)

The Board of Directors of Spero Therapeutics, Inc. (the “Company”) has approved the following Non-Employee Director Compensation Policy (this “Policy”), which establishes compensation to be paid to non-employee directors of the Company, effective upon the completion of the Company’s initial public offering (“Effective Time”), to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors.

Applicable Persons

This Policy shall apply to each director of the Company who is not an employee of the Company or any Affiliate (each, a “Non-Employee Director”). “Affiliate” shall mean an entity which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Stock Option Grants

All stock option amounts set forth herein shall be subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company’s common stock.

Annual Stock Option Grants

Annually, each Non-Employee Director shall be granted a non-qualified stock option to purchase 7,500 shares of the Company’s common stock, on the date of the the Company’s annual meeting of stockholders.

Initial Stock Option Grant For Newly Appointed or Elected Directors

Each new Non-Employee Director after the Effective Date shall be granted a non-qualified stock option to purchase 15,000 shares of the Company’s common stock, on his or her initial appointment or election to the Board of Directors.

Terms for All Option Grants

Unless otherwise specified by the Board of Directors or the Human Capital Management Committee at the time of grant, all options granted under this Policy shall (i) have an exercise price equal to the fair market value of the Company’s common stock as determined in the Company’s 2017 Stock Incentive Plan, as amended, or any other applicable equity incentive plan then-maintained by the Company (the “Stock Plan”) on the date of grant; (ii) terminate on the tenth anniversary of the date of grant and (iii) contain such other terms and conditions as set forth in the form of option agreement approved by the Board of Directors or the Human Capital Management Committee. Subject to the continued service of each Non-Employee Director and unless otherwise specified by the Board of Directors or the Human Capital Management Committee at the time of grant, each annual stock option grant shall vest on the first anniversary of the date of grant and each initial stock option grant shall vest in equal monthly installments until the third anniversary of the date of grant.

Annual Fees

Each Non-Employee Director serving on the Board of Directors and the Audit Committee, the Human Capital Management Committee, the Nominating and Corporate Governance Committee and/or the Development Committee, as applicable, shall be entitled to the following annual amounts (the “Annual Fees”):

Board of Directors or Committee of Board of Directors	Annual Retainer Amount for Member	Annual Retainer Amount for Chair
Board Member	$40,000	-
Chairman of the Board (additional retainer)	$30,000	-
Lead Director, if any (additional retainer)	$18,750	-
Audit Committee	$10,000	$20,000
Human Capital Management Committee	$10,000	$20,000
Nominating and Governance Committee	$7,500	$15,000
Development Committee	$5,000	$10,000

Payments

Payments payable to Non-Employee Directors shall be paid quarterly in arrears promptly following the end of each fiscal quarter, provided that (i) the amount of such payment shall be prorated for any portion of such quarter that such director was not serving on the Board or a committee and (ii) no fee shall be payable in respect of any period prior to the date such director was elected to the Board or a committee.

Except as otherwise set forth in this Policy, all Annual Fees shall be paid for the period from January 1 through December 31 of each year. Such Annual Fees shall be paid in cash, except to the extent that an election is made pursuant to the following provision: Prior to the beginning of each calendar year, a Non-Employee Director may elect to receive all or a portion of his or her base Annual Fee for service as a member of the Board of Directors (i.e., $40,000) in the form of a non-qualified stock option to purchase the number of shares of the Company’s common stock as is equal to the Black-Scholes value of such Annual Fee (or portion thereof), which option will be granted on the first business day of the calendar year. Any election made with respect to less than all of a Non-Employee Director’s base Annual Fee must be expressed in a 50% increment, i.e., he or she may elect to receive either 50% or 100% of the base Annual Fee in the form of an option. Such option shall vest in four quarterly installments on the last day of each calendar quarter during the calendar year subject to the continued service of the Non-Employee Director. Such option shall (i) be issued under the Stock Plan, (ii) contain such other terms and conditions as set forth in the form of option agreement approved by the Board of Directors or the Human Capital Management Committee, and (iii) have an exercise price equal to the fair market value of the Company’s common stock on the date of grant, as determined in accordance with the Stock Plan. Each Non-Employee Director who is newly elected or appointed to the Board of Directors after the Effective Date may make an election to be paid in the form of an option within 30 days of his or her election or appointment (the “Option Election”) and any such option shall be granted on the last business day of the month following his or her Option Election for the prorated portion of the cash for the initial calendar year and otherwise in accordance with this paragraph. If no election has been made prior to the first day of the calendar year, then the

Non-Employee Director shall receive his or her Annual Fees in the form in which they were paid during the prior calendar year.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Non-Employee Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors and committees thereof or in connection with other business related to the Board of Directors.

Amendments

The Human Capital Management Committee shall periodically review this Policy to assess whether any amendments in the type and amount of compensation provided herein should be made and shall make recommendations to the Board of Directors for its approval of any amendments to this Policy.

First Amendment – December 13, 2019